EXHIBIT A
SUMMARY OF SERVICES



I.   LOAN BOARDING

     A. Each day Company funds new loans that it intends to have serviced by Servicer, Servicer shall receive from Company, nightly, an electronic transmission of all agreed upon data elements.

     B.   On the day following each electronic
          transmission, Servicer shall receive from
          Company, by overnight delivery, the physical loan packages corresponding to the electronic transmission. The documents in each package shall be placed by Company in the order which appears in the attached Exhibit A-1 (the
          "Stacking Order").

     C. Beginning with receipt of the loan packages, Servicer shall acquire an ongoing responsibility to cause the following documents to be imaged and stored electronically:

          The original retail installment sales contract.
          The original credit application.
          A copy of the application for title.
          The original guarantee of title.
          The original title, or evidence of
          Company's lien perfection ("Evidence of Title")
          The buyer's reference list

          In addition, Servicer may at its sole discretion image subsequent documents received from or on behalf of the Obligor, including, but not limited to, insurance policies or endorsements, change of address notices, general correspondence, etc.

     D. Servicer shall perform a data check to determine the accuracy of the electronic transmission against the physical loan package. Servicer's data check shall include checking for the following elements:

              Amount Financed
              Annual Percentage Rate (APR)
              Contract Date
              Scheduled Payment Amount
              First Due Date
              Year, Make, Model of Vehicle

          At no time shall Servicer's check of the above referenced data elements be construed to be a verification of the authenticity of such data. The accuracy of the Servicer's confirmation that the data received through the electronic transmission is the same as the data contained in the original source documents shall be held to best efforts.


     E. The day after acceptance of a loan by Servicer, Servicer shall cause a "Welcome Letter" (a copy of which is attached hereto, as Exhibit A-2) and a payment statement to be sent to the Obligor.
          In addition, Servicer shall make no less than five (5) attempts to make an initial phone contact with the Obligor confirming the information as outlined in the "Phone
          Verification Script" (a copy of which is attached hereto, as Exhibit A-3). If after the fifth attempt Servicer is unsuccessful in contacting the Obligor, Servicer shall include the Obligor on an exception report to be delivered to the Company on the Report Delivery Date.

     F. In the event Company sends Servicer a loan package within five (5) days of the Obligor's next scheduled payment due date, Company shall, to the best of its ability, include either the Obligor's next scheduled payment or evidence that such payment was made by the Obligor.

     G. Upon receipt of the original title or Evidence of Title, as the case may be, Servicer shall verify that the vehicle identification number appearing on the original title or Evidence of Title is the same as the vehicle identification number appearing on the Sales Contract. If the vehicle identification number appearing on the Sales Contract is different from the vehicle identification number appearing on the original title or Evidence of Title, such disparity shall be reflected in a weekly report to Company containing among other things, identity of the Obligor's account and the identity of the originating dealership.

II.  CUSTODIAL DUTIES OF SERVICER

     A. Servicer shall perform a custodial check on those documents contained in the loan packages attempting to confirm a perfection of interest in favor of Company. Servicer's custodial check shall include checking for the elements which appear in Exhibit D (a copy of which is attached). At no time shall Servicer's custodial check of the elements appearing in Exhibit D be construed to be a verification of the authenticity of such data. The check shall be held to a "best effort" standard in confirming the data as received through the electronic transmission against the same data as displayed on the original source documents.

     B.   Upon acceptance of a loan by Servicer, Servicer
          shall establish all necessary records in its
          computer system, as well as separate the
          physical loan package for storage.   The Docket
          Documents shall be filed in appropriate fireproof facilities.

     C. Servicer shall receive file or store all remaining non-docket origination documents with no responsibility for receipt, verification or correctness.


III. OBLIGOR ACCOUNTING

     A. Servicer shall process all monies received by or on behalf of an Obligor through the Lockbox
          Account as described in Article IX of the Agreement.

     B. Servicer may, from time to time, use the services of third party vendors to assist in the receipt and processing of payments received by or on behalf of Obligors, i.e., Western Union
          "Quick Collect" or Speedpay. The use of such vendors shall require the approval of Company, such approval not to be unreasonably withheld.

     C. To the extent possible, Servicer shall cause all monies received by or on behalf of an Obligor to post to the Obligor's account within one business day of identification. All monies not identified will be returned to the original sender after all attempts to identify have been exhausted. All monies posted to an Obligor's account shall be swept from the Lockbox into one or more
          Company designated accounts within one
          business day of posting.

     D. Servicer shall cause the Obligor's next scheduled due date to roll when the Obligor payment received is within $25.00 of the expected monthly payment unless the aggregate unpaid payment shortfalls exceeds $75.00 at the time of posting.

     E. Servicer shall hold in trust for the benefit of Company, Holders and Trusts all such monies received until the applicable Remittance Date as defined in Article I of the Agreement.

     F.   Servicer shall withdraw monies from the
          Advance Account as necessary to cover the expenses incurred in the collection of an Obligor's payments and/or the repossession of an Obligor's Vehicle, including but not limited to, field calls, repossession costs, storage and transportation costs, legal costs, mailing costs, skip tracing, mechanical liens, liquidation cost, etc. To the extent there are not sufficient funds in the Advance Account to cover such "out-of-pocket" expenses, Company shall reimburse
          Servicer pursuant to Article X infra. In addition, Servicer shall post such expenses to the applicable Obligor account and make every reasonable effort to recover such expenses for the sake of Company.

     G. Servicer shall make distribution and report to Company, Holder or Trust on each Remittance
          Date in accordance with the terms and
          conditions of any Purchase Agreement.


IV.  CUSTOMER SERVICE

     A. Servicer shall respond to all inquiries from Obligors regarding their accounts.

               B.   Servicer shall provide to Obligors
                    or their approved representatives
                    (i) payment books or monthly
                    payment statements (monthly
                    payment statements will be sent
                    (10) ten pays prior to each of
                    Obligor's scheduled payment
                    dates), and (ii) payoff
                    information.

     C. Servicer shall engage a subcontractor selected by Company and approved by Servicer whose approval shall not be unreasonably withheld for the purposes of physical damage insurance tracking. Servicer shall coordinate and assist with electronic data transfers as needed. All fees charged by subcontractor shall be paid by Company. Any additional costs incurred by Servicer in support of the selected subcontractor shall be paid by Company.

     D.   Servicer shall advise Company in the event
          Servicer does not receive the original title or Evidence of Title within ninety (90) days of the conditional sales contract date, or such title or Evidence of Title is incorrect. It shall be Company's responsibility to correct and perfect the title. Servicer shall provide Company with an Aged Title Report which will reflect when a title was not received by Servicer.


V.   COLLECTIONS

     A. Servicer shall (i) use best efforts to collect all payments called for under the terms and provisions of the Receivables within the time frames set forth below, and (ii) attempt to contact a delinquent Obligor with the intent of bringing the account current within the following time frames:

                  By the Fifth Collection Day of delinquency
                  Servicer shall make an attempt to contact the Obligor by phone.

                  If the attempt to contact the Obligor by phone is unsuccessful Servicer shall make additional attempts to contact the Obligor by phone every three (3) collection days thereafter until a successful phone contact is made, payment is received or the account is determined to be uncollectible.

                  If there is no contact by the Tenth
                  Collection Day of delinquency, a letter will be sent.

                  If a Promise to Pay is obtained and
                  subsequently broken, (i) Servicer will send a letter to the Obligor, and (ii) an attempt to contact the Obligor will be made each collection day thereafter until a successful contact is made, payment is received or the account is determined to be uncollectible.

                  Additional letters and/or other
                  correspondence may be sent at Servicer s discretion.

                  Field calls may be used at Servicer s
                  discretion within Company s standards.

             For the purposes of this Agreement:

             (i) Delinquency shall be calculated on a 360 day calendar year.

             (ii) Any audit as to compliance with these
                  procedures shall include no less than 100 accounts selected at random, all of which represent statistically significant samples of the specific collection function being analyzed for compliance.

        B. Servicer, at its sole discretion, may use whatever methods (within legally permitted boundaries) to collect the account, including outside telephone calls, mailed notices, outside field calls, etc.

        C. If Servicer has determined or has reason to believe that an Obligor is or may become a "Skip", Servicer shall make all reasonable attempts to locate the Obligor or Vehicle using internal skip tracing procedures as well as sub-contracting for outside services. Servicer shall continue with its skip tracing efforts for the period(s) of time indicated in the applicable Credit Enhancement policy(ies) as described in Exhibit F (a copy of which is attached hereto).

        D. Servicer shall report monthly Obligor activity and status to one or more of the nationally recognized Credit Agencies using Company's applicable subscriber code.


VI.     SPECIAL RECOVERIES

        A. Servicer will attempt to collect the Obligor's account and apply all payments received until such time as Servicer determines that further payments will not be forthcoming from the Obligor. At such time, Servicer shall use its best efforts to repossess or otherwise recover the Vehicle securing any Receivable as to which Servicer shall have determined that eventual repayment in full is unlikely and such repossession or recovery is permitted under the terms of the Receivable and any applicable law, as follows:

                 At such time as a Vehicle has been
                 authorized for repossession, Servicer
                 shall assign the account to a regional
                 repossession agency. Such agent shall be a member of a nationally recognized association requiring adequate insurance and bonding, i.e. National Finance
                 Adjusters and others.

                 Upon repossession, the repossession
                 agency shall deliver the Vehicle to the
                 destination specified by Company.
                 Servicer will engage, on Company's
                 behalf, an inspection agent to assess
                 physical damage to the Vehicle.
                 Company will manage the repair and
                 auction process and will provide the
                 timely and necessary information to
                 update Servicer's computer records
                 relating to repair and liquidation costs and auction proceeds.

                 Within three (3) business days of
                 notification of repossession by the
                 repossession Agency, Servicer shall
                 produce and mail to the Obligor the
                 Notice of Intent ("NOI") to sell the
                 Vehicle.

                 Upon delivery of the Vehicle (and any
                 documents in Servicer's possession which would be necessary to evidence
                 Company's interest in said Vehicle i.e.
                 Sales Contract, title, Evidence of Title, etc.) to the selling location, Servicer shall notify Company of the location and the NOI expiration date.

                 If Servicer is not the Custodian of the
                 title or Evidence of Title, Servicer shall request the appropriate documentation from the Custodian at the time the NOI is issued. Upon expiration of the NOI, Servicer shall send the title or Evidence of Title to the selling location if received.

        B. In the event a Vehicle is repossessed, Company shall cause the Vehicle to be liquidated. Upon liquidation of the Vehicle, Company shall send (or cause to be sent) the liquidation proceeds to Servicer. Servicer shall apply such proceeds to the applicable Obligor account.

        C. Following the liquidation of a Vehicle, Servicer shall post all receipts and apply all credits that may exist to the applicable Obligor account. If the account is insured under a Credit
             Enhancement policy, Servicer shall perform the necessary claims filing as indicated in the attached Exhibit C. Any changes contemplated to the attached Claims Filing Procedures must be reviewed and agreed to by Servicer unless such changes are required by the Credit Enhancement policy insurer or administrator. Such changes may result in an adjustment to the Claim Filing Fee as outlined in Article IX B infra.

        D. If Servicer becomes aware of a bankruptcy filing by an Obligor, Servicer shall take the necessary and allowable actions to protect Company's interest in the case as indicated in the attached
             Exhibit D.

        E. If, after the liquidation of the Vehicle and the posting of all proceeds, any Obligor balance remains outstanding, Servicer will charge off the account and forward any resulting deficiency balance information in a statement ("Deficiency Accounting Statement"), in accordance with Company's instructions.

        F.   Servicer will create and distribute the Deficiency
             Accounting Statement in accordance with the Company's instructions and other governing statutes.

        G.   Servicer agrees to transmit Deficiency
             information (in form and substance as directed by Company agreed to by the Servicer whose agreement will not be unreasonably withheld) to third party deficiency collection agencies identified to Servicer by Company. Servicer further agrees to receive and process information received back from third party deficiency collection agencies and update Obligor accounts accordingly.


VII.    ADDITIONAL DUTIES OF SERVICER  (From II. B-F)

        A. Servicer shall establish a physical file for each Receivable. In addition, Servicer shall keep satisfactory books and records pertaining to each Receivable and shall make periodic reports pursuant to the Agreement and in a form similar to that which appears in the attached Exhibit B. Such records may not be destroyed or otherwise disposed of except as permitted by Company and as allowed by applicable laws, regulations or decrees. All documents pertaining to each Receivable, whether developed or originated by Servicer or not, shall remain at all times the property of Company, Holder or Trust designated by Company. Servicer shall not acquire any property rights with respect to such records and shall not have the right to possession of them except as subject to the conditions stated in this Agreement.

        B. Servicer shall make available to Holder, Trustee of any Trust as applicable and Company or their duly authorized representatives, attorneys, or auditors, the above referenced files and any related accounts, records and computer systems maintained by Servicer, upon reasonable request, so long as compliance with such request does not unreasonably disrupt Servicer's operations.

        C. Servicer shall provide on-line access to its computer system for Company in read-only fashion (excepting for those functions which Company has agreed to provide direct data entry). The cost associated with connectivity
             (data lines and appropriate data transfer methodology) are to be borne solely by Company.

        D. Servicer shall provide Company with a nightly data download of certain servicing information on each of Company's Obligors in an agreed upon time frame and data format. Servicer shall be held to "best efforts" in modifying the data format in accordance with Company's changing requirements as they might arise.

        E. Unless otherwise specified herein, Servicer shall maintain physical possession or computerized records, of good and legible copies of the above referenced files received by it, such other instruments or documents that modify or supplement the terms or conditions of any of the foregoing and all other instruments, documents, correspondence and memoranda generated by or coming into the possession of Servicer that are required to document or service any Receivable.


VIII.   BOARDING FEE

        Servicer shall receive ten dollars ($10) for each Receivable boarded onto Servicer's computer system
        ("Boarding Fee").


IX.     GENERAL SERVICING FEE

        A. For each Receivable with a Remaining Obligor Principal Balance greater than zero dollars ($0.00) as of the first day of the related Remittance Period, Company shall pay a monthly servicing fee equal to (annualized) of the outstanding Remaining Obligor Principal Balance or [ ] dollars ($), whichever is greater ("General Servicing Fee"). For those
             Receivables boarded onto Servicer's computer system during the related Remittance Period, the monthly servicing fee stated above will be pro-rated for the number of days from such boarding through the last day of the related Remittance Period. In addition, Servicer shall receive all extension fees and late charges received during the related Remittance Period.

        B.   In the event Servicer files risk default insurance
             claims on behalf of Company, Servicer shall
             receive $     per  filing ("Claim Filing Fee").
             This charge is subject to change as any
             requirements from Insurer change.

        C.   There shall be a $    monthly servicing fee for
             each Inactive Receivable until such time as Company instructs Servicer to write the Obligor s principal balance down to $0.00.




X.      EXPENSE REIMBURSEMENT

     All out-of-pocket expenses incurred by Servicer in the pursuit of its job functions as described in this Agreement (or any Schedule attached hereto), including, but not limited to: filing fees, investigation fees, repossession fees, transportation and storage fees, legal fees, DMV fees, mailing costs associated with collection efforts or payment processing, etc. ("Expense Reimbursement"), shall be reimbursed to Servicer at Servicer's actual cost.


XI.  METHOD OF PAYMENT

     1.   All Boarding Fees, General Servicing Fees and
          Expense Reimbursement earned during a
          Remittance Period may be withdrawn by
          Servicer from the applicable bank account on the Remittance Date following the related
          Remittance Period, to the extent such fees are available from the bank account.

     2. In the event the applicable bank account has insufficient funds to pay all fees due, Company shall issue a check for any unpaid balance within five (5) business days of the billing by Servicer for such fees.